Exhibit 99.1

Cellectar Reports First Quarter 2020 Financial Results

and Provides a Corporate Update

FLORHAM PARK, N.J., May 7, 2020 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced financial results for the three months ended March 31, 2020 and provided a corporate update.

First Quarter and Recent Corporate Highlights

•	Announced CLR 131 achieved primary efficacy endpoints from its Phase 2 CLOVER-1 study in median third line relapsed/refractory (r/r) and Non-Hodgkin’s lymphomas (NHL) and median sixth line r/r multiple myeloma (MM) and in the Phase 1 r/r MM dose escalation study at the 50mCi and 75mCi total body doses. The 75mCi total body dose demonstrated:

▪	Overall response rate (ORR) 42.8% in r/r MM

▪	33% ORR in triple class refractory r/r MM

▪	50% ORR in high risk r/r MM

▪	43.0% ORR and 14.3% complete responses (CR) in r/r NHL

▪	100% ORR and 25% CR in r/r Lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia (LPL/WM) across all therapeutic doses tested

•	Completed the pre-planned highest dose cohort of the Phase 1 r/r MM dose escalation study

•	Received Orphan Drug Designation for CLR 131 in LPL/WM from the U.S. Food and Drug Administration (FDA)

•	Appointed Dr. Igor Grachev, Chief Medical Officer

•	Extended the Phase 2 CLOVER-1 study in relapsed/refractory B-cell lymphomas to enroll additional patients at a dose of CLR 131 delivering 100mCi in a two-cycle dosing regimen

“CLR 131 has consistently demonstrated favorable safety and tolerability across dosing levels and encouraging response rates even in a very difficult to treat sixth line patient population that included high risk, triple class refractory and daratumamab refractory patients,” said James Caruso, president and CEO of Cellectar. “We continue to enroll patients at the 100mCi level and believe the two-cycle dosing regimen we now use will further increase response rates, the durability of responses and maintain or improve upon CLR 131’s predictable safety and tolerability product profile.”

COVID-19

The health and safety of our employees has always been paramount and that does not change during this pandemic. Within our employee base, we are not aware of any confirmed cases of COVID-19 to date. We will continue taking appropriate measures to prevent the outbreak from affecting our employees, while also managing the financial well-being of the company. Furthermore, at this time, the pandemic has not caused any disruption in our supply chain or in enrollment within our ongoing clinical studies.

First Quarter 2020 Financial Highlights

•	Cash and Cash Equivalents: As of March 31, 2020, the company had cash and cash equivalents of $7.1 million compared to $10.6 million at December 31, 2019. Cash used in operating activities was approximately $3.5 million during the three months ended March 31, 2020 as compared to $2.8 million during the three months ended March 31, 2019. Consistent with prior guidance, the company believes its cash on hand is adequate to fund operations into the first quarter of 2021.

•	Research and Development Expense: R&D expense for the three months ended March 31, 2020 was $2.6 million, compared to $2.3 million for the three months ended March 31, 2019. The increase in R&D expense of approximately 13% was primarily a result of general R&D cost from personnel related expenses and clinical project costs. Manufacturing and related costs and pre-clinical studies were relatively consistent.

•	General and Administrative Expense: G&A expense for both the three months ended March 31, 2020 and March 31, 2019 was $1.3 million and remained relatively consistent in both periods.

•	Net Loss: The net loss attributable to common stockholders for the three months ended March 31, 2020 was ($4.0) million, or ($0.42) per share, compared to ($3.6) million, or ($0.76) per share, in 2019.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in two clinical studies - one Phase 2 study and one Phase 1 study, having just completed its Phase 1 relapsed/refractory multiple myeloma dose escalation study. The Phase 2 clinical study (CLOVER-1) is being conducted in relapsed/refractory (r/r) B-cell malignancies, including multiple myeloma (MM), chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia (LPL/WM), marginal zone lymphoma (MZL), mantle cell lymphoma (MCL), and diffuse large B-cell lymphoma (DLBCL). The company is also conducting a Phase 1 dose escalation study in patients with pediatric solid tumors and lymphomas.

The company’s product pipeline also includes one preclinical PDC chemotherapeutic program (CLR 1900) and several partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the recent COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131,the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020 (Unaudited)	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,092,099	$10,614,722
Prepaid expenses and other current assets	771,337	770,951
Total current assets	7,863,436	11,385,673
Fixed assets, net	411,700	435,083
Right-of-use asset, net	333,199	348,841
Long-term assets	81,214	75,000
Other assets	—	6,214
TOTAL ASSETS	$8,689,549	$12,250,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,941,395	$2,663,873
Lease liability	109,257	105,885
Total current liabilities	3,050,652	2,769,758
LONG-TERM LIABILITIES:
Lease liability	392,950	421,644
Total long-term liabilities	392,950	421,644
TOTAL LIABILITIES	3,443,602	3,191,402
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series C preferred stock: 215 issued and outstanding as of March 31, 2020 and December 31, 2019	1,148,204	1,148,204
Common stock, $0.00001 par value; 80,000,000 shares authorized; 9,396,015 and 9,386,689 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	94	94
Additional paid-in capital	119,736,512	119,592,366
Accumulated deficit	(115,638,863)	(111,681,255)
Total stockholders’ equity	5,245,947	9,059,409
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,689,549	$12,250,811

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2020	2019
COSTS AND EXPENSES:
Research and development	$2,616,337	$2,308,397
General and administrative	1,342,318	1,321,415
Total costs and expenses	3,958,655	3,629,812

LOSS FROM OPERATIONS	(3,958,655)	(3,629,812)

OTHER INCOME (EXPENSE):
Loss on revaluation of derivative warrants	—	(4,000)
Interest income, net	1,047	12,171
Total other income, net	1,047	8,171
NET LOSS	$(3,957,608)	$(3,621,641)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.42)	$(0.76)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	9,389,661	4,773,500